Exhibit 99.1

Cellectar Biosciences to Present at the 2nd Annual Disruptive Growth & Healthcare Conference

NEW YORK, NY / ACCESSWIRE / February 9, 2017 / Cellectar Biosciences (Nasdaq: CLRB), an oncology-focused, clinical stage biotechnology company, announces today that it will be presenting at the 2nd Annual Disruptive Growth & Healthcare Conference on Thursday, February 16 at 8:30 AM EST in the Tribeca Room of Convene Conference Center, 730 Third Avenue in New York City.

The 2017 Disruptive Growth & Healthcare Conference will offer the exclusive opportunity to discover life science companies focusing on solutions to unmet medical needs and growth companies with disruptive technologies and business models.

About Cellectar Biosciences

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1603-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

About Source Capital Group, Inc. - The Investment Banking Group at Source Capital offers a wealth of Wall Street experience to the underserved small cap company sector through its seasoned professionals. They have successfully funded both public and private companies with an emphasis on Structured Credit and unique equity capital markets transactions, creating tailor-made solutions to enhance their clients' balance sheets. Source Capital Group began as an independent firm specializing in small to medium-sized investment banking transactions. Since 1992, it has grown into a full-service financial institution, while adhering to the highest standards of quality and integrity.

For those interested in attending, please contact Richard Kreger at rkreger@sourcegrp.com or visit www.DisruptNYC.com for more information.

Contact:

Jules Abraham

JQA Partners, Inc.
Phone: 917-885-7378

Source: Cellectar Biosciences via Source Capital Group